Exhibit 10.1

Rhoniel A. Daguro Chief Executive Officer rhondaguro@authid.ai

July 27, 2023

PRIVATE AND CONFIDENTIAL

Edward Sellitto

________________________

Re: Employment Offer

Dear Ed:

The management of authID Inc. (the “Company”) takes pleasure in extending you this offer to join the Company as the Chief Financial Officer reporting to the Chief Executive Officer (“CEO”) of the Company. As part of your responsibilities, you will be required to provide services to other subsidiaries and affiliates of the Company (together with the Company, collectively referred to as the (“Group”).

Job Description

Your job responsibilities will include:

●	Timely and accurate annual and quarterly financial reporting in accordance with Securities & Exchange Commission (“SEC”) rules and regulations, applicable law and United States Generally Accepted Accounting Principles (“GAAP”);

●	Management of the Finance Department of the Group and oversight of all financial personnel, accounting systems, procedures and policies of the Group;

●	Establishing and maintaining adequate financial controls, sufficient as a minimum to enable your appropriate certification of the Company’s annual and quarterly reports in accordance with SEC rules;

●	Managing the treasury functions for the Group, as well as all borrowings, debt facilities and equity fundraising, subject to the approval of the Board;

●	Undertaking financial planning and analysis for the Group, including preparing annual and other budgets and projections and managing in compliance with such budgets as may be approved by the Board;

●	Supporting the CEO and the sales teams in modelling revenue, COGS and customer pricing and financial terms;

●	Monthly management reporting and analysis for the CEO and the Board;

●	Investor relations to the extent reasonably requested by the CEO;

●	Undertaking such other responsibilities and tasks as are usual and customary for the position of CFO, as well as those responsibilities and tasks reasonably assigned to you from time to time by the CEO.

authID Inc. ● 1580 N. Logan Street, Suite 660 ● Unit 51767 ● Denver, CO 80203 ● Tel +1 516 274 8700 ● www.authid.ai

Edward Sellitto Page 2 July 27, 2023

Compensation

Your compensation package shall consist of the following:

(a) Initial base salary of $250,000 per annum, which will be payable semi-monthly in arrears, and subject to all applicable deductions required by law. Your salary will be reviewed by the Board from time to time and may thereafter be increased.

(b) You will also be eligible for an annual target bonus of up to 60% of base salary based on achievement of performance milestones, as you and the Compensation Committee of the Board (the “Committee”), will mutually agree for each year. The bonus shall be pro-rated for the year 2023, based on your start date.

(c) At the outset of your employment you will be provided with a grant of options to purchase 50,000 shares of Common Stock of $0.0001 par value in the Company (“Common Stock”), vesting subject to achievement of performance and service conditions as set forth in the option grant attached hereto as Exhibit “A”. The exercise price of the options shall be equal to the closing price of the Common Stock on the date of grant, the Exercise Period shall be 10 years and the other terms of the options shall be as set forth in the aforementioned option grant.

(d) You may be eligible for equity incentive grants and cash bonus awards, subject to your continued employment and satisfactory job performance, which may be made from time to time, by the Committee. Terms and conditions of all your equity incentive grants, will be as determined by the Committee and in accordance with the terms of the Company’s equity incentive plan in effect at the time of each such grant.

(e) All payments of compensation made under this Agreement shall be subject to deduction of all federal, state, local and other taxes required to be withheld by applicable law.

With respect to additional terms of your employment, the following will apply:

1.	At Will Employment. Your employment will commence on August 15, 2023, or such other date as we may mutually agree. While we look forward to a long and mutually beneficial relationship, your employment will be “at-will” and may be terminated at any time upon written notice and without prior warning. Further, your participation in any stock option or benefit program are not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your “at-will” employment status may only occur by way of a written employment agreement signed by you and authorized by the CEO.

2.	Location and Travel. You will work remotely at your home office. As part of your duties you will be required to travel as necessary to perform your duties and responsibilities, including visiting Group’s offices in the locations where they may exist from time to time and attending Group personnel and team meetings from time to time.

3.	Working Hours. You will be expected to devote your full time and attention to your employment, to the extent necessary to carry out your duties hereunder. Because of the nature of your position, and as an exempt employee you will be required to work outside of usual working hours, where the circumstances and business needs require it. You shall not engage or be involved in any other business activity without the approval of the Board.

authID Inc. ● 1580 N. Logan Street, Suite 660 ● Unit 51767 ● Denver, CO 80203 ● Tel +1 516 274 8700 ● www.authid.ai

Edward Sellitto Page 3 July 27, 2023

4.	Paid Time Off. You will be entitled to Paid Time Off in accordance with the provisions of the Company’s Employee Handbook, which has an unlimited reasonable PTO policy, in addition to all public holidays when the office is closed. Vacation may be taken upon reasonable prior notice to the CEO. The Company’s Employee Handbook contains further provisions relating to your entitlement and the taking of Paid Time Off.

5.	Sick & Personal Days. Paid Time Off may be used for sick or personal days. The Company’s Employee Handbook contains further provisions relating to the taking of sick or personal days.

6.	Benefits. You will be eligible to participate in all employee benefit plans established by the Company for its employees from time to time. The Company currently offers the benefits that are detailed in the Employee Handbook.

7.	Expense Reimbursement. In accordance with Company policies from time to time, we will reimburse you for all reasonable and proper travel and business expenses incurred by you in the performance of your duties.

8.	Confidentiality and Assignment of Inventions. As an employee and executive of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company’s standard “Employee Invention Assignment and Confidentiality Agreement” in the form attached hereto as Exhibit “B” as a condition of your employment.

9.	Covenant Not to Compete. During the term of this Agreement and, with respect to paragraphs 9(b) and (c) only, for the period of six (6) months after the termination of your employment by any member of the Group for any reason whatsoever, you shall not directly or indirectly:

(a)	be employed, or engaged as an independent contractor, consultant, or in any position where your responsibilities would require you to directly or indirectly support/work on services and/or products that are in competition with the Group’s businesses as they exist during your employment -- the Group’s businesses currently consist of its biometric identity verification and authentication products and services;

(b)	whether as an employee, independent contractor, consultant, advisor, or principal, enter into any agreement which is for the provision of services in competition with any of the Group’s businesses, as they exist during your employment or on the date of your separation from the Company, with any entity, which is or was a customer of the Group (or was in negotiation to become a customer of the Group), as of or at any time within six (6) months prior to your separation date, nor cause any such customer to enter into any such agreement for competitive services with any third party.

(c)	whether on your own behalf or on behalf of any other person or entity (i) directly or indirectly solicit any employee of the Group to discontinue such employment relationship with the Group; or (ii) employ or seek to employ any person who is or was employed by the Group as of or at any time within six (6) months prior to your separation date.

You acknowledge that the restrictions set forth in this paragraph are reasonable and necessary for the protection of the Group’s legitimate interests, in particular having regard to the sensitive position which you will hold and the high level of confidential and proprietary information regarding the Group’s business operations, systems and customers to which you will have access, during the performance of your duties hereunder.

authID Inc. ● 1580 N. Logan Street, Suite 660 ● Unit 51767 ● Denver, CO 80203 ● Tel +1 516 274 8700 ● www.authid.ai

Edward Sellitto Page 4 July 27, 2023

10.	Pre-existing obligations. You hereby warrant and represent that you are not subject to any restrictive covenant, or other agreement, which would prevent you from accepting this offer or from performing your obligations hereunder. To the extent that you are subject to confidentiality obligations to a former employer or any third party, you acknowledge and agree that it is your responsibility to ensure that you comply with such obligations on a continuing basis. You acknowledge that the Company is relying upon your warranty, representation and acknowledgement in this paragraph in making this offer to you. In the event of any claim against you or the Group by any third party arising out of a breach of this paragraph, you agree to indemnify and hold the Group (and its directors, officers and employees) harmless from and against all costs, claims and damages arising from such third party’s claim.

11.	Governing Law & Jurisdiction. This offer and your employment shall be governed by and construed in accordance with the laws of the State of New York. You and the Company agree to submit to the exclusive personal jurisdiction of the federal and state courts located in New York, in connection with any dispute or proceedings arising out of or relating to this offer and your employment, and each of us hereby submits to the exclusive jurisdiction of such courts.

12.	Amendment. No amendment or waiver of any of the provisions hereof shall be effective, unless in writing and signed by each party.

13.	Other Documents. Your employment is subject to the Employment Handbook and terms and conditions (including benefits) applicable generally to employees of the Group, from time to time in force, which are subject to change, amendment, or deletion in the Company’s sole discretion. As a condition of your employment you will also be required to enter into certain standard undertakings and consents regarding security, confidentiality and use of the Group’s facilities and property. As part of our objective of continuous improvement and in order to comply with certain customer and audit requirements, you will also be required to undergo training at least annually on various matters including data security. In accordance with our standard policy this employment offer is subject to our receiving satisfactory references and civil and criminal background checks, and by signing this letter you hereby consent to our undertaking such reference and background checks.

14.	Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States.

15.	Severability. If any provision of this letter or the application thereof is held invalid by a court, arbitrator or government agency of competent jurisdiction, you agree that such a determination of invalidity shall not affect other provisions or applications of the letter which can be given effect without the invalid provisions and thus shall remain in full force and effect or application.

If the terms and the conditions of this letter are acceptable to you, please sign, date and return acopy of this letter to us.

authID Inc. ● 1580 N. Logan Street, Suite 660 ● Unit 51767 ● Denver, CO 80203 ● Tel +1 516 274 8700 ● www.authid.ai

Edward Sellitto Page 5 July 27, 2023

We look forward to a long and mutually beneficial relationship.

Sincerely,

authID Inc.

	By:	/s/ Rhoniel A. Daguro
Rhoniel A. Daguro, CEO

AGREED & ACCEPTED:

/s/ Edward Sellittto
EDWARD SELLITTO	Dated: July 31, 2023

authID Inc. ● 1580 N. Logan Street, Suite 660 ● Unit 51767 ● Denver, CO 80203 ● Tel +1 516 274 8700 ● www.authid.ai

EXHIBIT A

authID INC.

AMENDED & RESTATED

NON-STATUTORY STOCK OPTION AGREEMENT

This Amended & Restated Non-Statutory Stock Option Agreement (“Agreement”) is made and entered into as of the date set forth below, by and between authID Inc., a Delaware corporation (the “Company”), and the following director, employee or consultant of the Company (“Optionee”):

In consideration of the covenants herein set forth, the parties hereto agree as follows:

1. Option Information.

(a)	Date of Option:	_________, 2033
(b)	Optionee:	Ed Sellitto
(c)	Number of Shares:	50,000
(d)	Exercise Price:	$______
(e)	Expiration Date:	_________, 2033
(f)	Vesting:	In accordance with Section 5.

2. Acknowledgements.

(a) Optionee is an Employee of the Company or one of its subsidiaries.

(b) The Board of Directors (the “Board” which term shall include an authorized committee of the Board of Directors) and shareholders of the Company have heretofore adopted a 2021 Equity Incentive Plan (the “Plan”), which Plan is registered under the Securities Act of 1933, as amended (the “Securities Act”). This Option is not being granted under the Plan but the rules of the Plan shall apply to this Option as if it were an option granted under the Plan.

3. Shares; Price. Company hereby grants to Optionee the right to purchase, upon and subject to the terms and conditions herein stated, the number of shares of Stock set forth in Section 1(c) above (the “Shares”) for cash, pursuant to a Cashless Exercise as set forth in Section 6(b), or for other consideration as is authorized under the Plan and acceptable to the Board, in its sole and absolute discretion) at the price per Share set forth in Section 1(d) above (the “Exercise Price”), such price being not less than the fair market value per share of the Shares covered by this Option as of the date hereof.

4. Term of Option; Continuation of Service. This Option shall expire, and all rights hereunder to purchase the Shares shall terminate, ten (10) years from the date hereof, as set forth in Section 1(e) above (“Expiration Date”). This Option shall earlier terminate subject to Sections 7 and 8 hereof upon and as of the date of, the termination of Optionee’s office or employment if such termination occurs prior to the Expiration Date. Nothing contained herein shall confer upon Optionee the right to the continuation of his or her office or employment with the Company or to interfere with the right of the Company to terminate such office or employment or to increase or decrease the compensation of Optionee from the rate in existence at the date hereof.

5. Vesting of Option. Subject to the provisions of Sections 7 and 8 hereof, this Option shall become exercisable and the Shares shall vest during the term of Optionee’s office or employment as follows:

(a) The Shares shall vest and become exercisable as to 1,388 of the Shares covered by this Option at the end of each month commencing with the month following the date of this Option, over a period of thirty-five (35) months, and thereafter one final vesting of 1,420 Shares after thirty-six (36) months, subject in each case to Optionee’s continued service to the Company, subject to earlier vesting pursuant to the remaining sub-sections of this Section 5.

(b) To the extent not already vested pursuant to Section 5(b) above, 12,500 of the Shares shall also vest and become exercisable upon each satisfaction of each of the following metrics having the following conditions:

(i)	The Company’s Shares achieving a price on the principal market or exchange on which such shares are traded, which gives rise to a Market Capitalization (as defined below) of the Company of not less than $100,000,000 for a period of not less than thirty (30) consecutive Trading Days (as defined below);

(ii)	The Company’s Shares achieving a price on the principal market or exchange on which such shares are traded, which gives rise to a Market Capitalization of the Company of not less than $150,000,000 for a period of not less than thirty (30) consecutive Trading Days;

(iii)	The Company’s Shares achieving a price on the principal market or exchange on which such shares are traded, which gives rise to a Market Capitalization of the Company of not less than $200,000,000 for a period of not less than thirty (30) consecutive Trading Days;

(iv)	The Company’s Shares achieving a price on the principal market or exchange on which such shares are traded, which gives rise to a Market Capitalization of the Company of not less than $250,000,000 for a period of not less than thirty (30) consecutive Trading Days;

(d) Upon the occurrence of a Termination upon Change of Control (as defined below), prior to the occurrence of any of the other vesting conditions, 100% of the Shares subject to this Option shall vest, to the extent not previously vested.

(e) “Change of Control” shall mean

(i)	any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing fifty (50%) percent or more of (i) the outstanding shares of common stock of the Company, or (ii) the combined voting power of the Company’s outstanding securities;

(ii)	the Company is party to a merger or consolidation, or series of related transactions, which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), directly or indirectly, at least fifty (50%) percent of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(iii)	the sale or disposition of all or substantially all of the Company’s assets, or consummation of any transaction, or series of related transactions, having similar effect (other than to a subsidiary of the Company);

(iv)	a change in the composition of the Board within any consecutive two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (i) were directors of the Company as of the effective date of this Agreement, or (ii) are elected, or nominated for election, to the Board with the affirmative votes of a least a majority of those directors whose election or nomination was not in connection with an actual or threatened proxy contest related to the election of directors to the Company; or

(v)	the dissolution or liquidation of the Company.

except if any of the events set forth above occurs in circumstances of the liquidation of the Company pursuant to a bankruptcy, or other insolvency proceeding.

(f) “Good Reason” means the occurrence of any act, set of facts or omissions with respect to the Optionee that would, as a matter of applicable law, constitute a constructive termination of the Optionee.

(g) “Market Capitalization” shall mean the amount which results from the following calculations or determinations:

(i)	the VWAP of the Shares during the 30 Trading Days immediately prior to each date on which the Market Capitalization is to be determined multiplied by the aggregate of the number of issued and outstanding Shares of common stock on the relevant date;

(h) “Termination Upon Change of Control” means:

(i)	any termination of the employment of the Optionee by the Company without Cause during the period commencing on or after the date that the Company first publicly announces a definitive agreement that results in a Change of Control (even though still subject to approval by the Company’s stockholders and other conditions and contingencies, but provided that the Change of Control actually occurs) and ending on the date which is twelve (12) months following the Change of Control; or

(ii)	any resignation by Optionee for Good Reason where (i) such Good Reason occurs during the period commencing on or after the date that the Company first publicly announces a definitive agreement that results in a Change of Control (even though still subject to approval by the Company’s stockholders and other conditions and contingencies, but provided that the Change of Control actually occurs) and ending on the date which is twelve (12) months following the Change of Control, and (ii) such resignation occurs at or after such Change in Control and in any event within twelve (12) months following the expiration of any Company cure period.

(iii)	Notwithstanding the foregoing, the term “Termination Upon Change of Control” shall not include any termination of the employment of the Optionee: (1) by the Company for Cause; (2) by the Company as a result of the Optionee becoming permanently disabled; (3) as a result of the death of the Optionee; or (4) as a result of the voluntary termination of employment by the Optionee for any reason other than Good Reason.

(i) “Trading Day” means a day on which the principal trading market for the Shares is open for trading.

(j) “VWAP” shall mean, for Shares as of any date, the dollar volume-weighted average price for such security on the principal market or exchange on which the Shares are traded during each Trading Day as reported by Nasdaq or such other principal market or exchange.

The installments shall be cumulative (i.e., this Option may be exercised, as to any or all Shares covered by an installment, at any time or times after an installment becomes exercisable and until expiration or termination of this Option). If any Share vesting has not occurred before the earlier of the expiration or termination date of this Option, or termination of the Optionee’s service to the Company, the Option shall lapse as to the unvested Shares.

6. Exercise.

(a) Standard Exercise. This Option shall be exercised by delivery to the Company of (i) written notice of exercise stating the number of Shares being purchased (in whole shares only) and such other information set forth on the form of Notice of Exercise attached hereto as Appendix A; and (ii) a check or wire transfer in the amount of the Exercise Price of the Shares covered by the notice (or such other consideration as has been approved by the Board consistent with the Plan) and any taxes (including withholding taxes) payable by the Optionee upon exercise. This Option shall not be assignable or transferable, except by will or by the laws of descent and distribution, and shall be exercisable only by Optionee during his or her lifetime, except as provided in Section 8 hereof.

(b) Cashless Exercise. Notwithstanding anything to the contrary contained in this Option, this Option may be exercised by presentation and surrender of this Option to the Company at its principal executive offices with (i) a written notice of the holder’s intention to effect a cashless exercise, and such other information set forth on the form of Notice of Exercise attached hereto as Appendix A, (a “Cashless Exercise”); and (ii) a check or wire transfer in the amount of any taxes (including withholding taxes) payable by the Optionee upon exercise. In the event of a Cashless Exercise, in lieu of paying the Exercise Price in cash, the holder shall surrender this Option for that number of shares of Common Stock determined by multiplying the number of Shares to which it would otherwise be entitled by a fraction, the numerator of which shall be the difference between the then current Market Price per share of the Common Stock and the Exercise Price, and the denominator of which shall be the then current Market Price per share of Common Stock. Market Price is defined as the average of the last reported sale prices on the principal trading market for the Common Stock during the five (5) trading days immediately preceding such exercise date. Market Price and the number of Shares issuable on a Cashless Exercise shall be as calculated by the Company, whose determination thereof shall be final save in the case of mathematical or other manifest error.

Further, if implemented by the Company, all or part of the Exercise Price and any taxes (including withholding taxes) may be paid by the delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker approved by the Company to sell Shares and to deliver all or part of the sales proceeds to the Company.

7. Termination of Employment.

(a) If Optionee ceases to be a director, employee or contractor (i.e., Optionee ceases all such positions held) of the Company for any reason, whether voluntarily or involuntarily, other than by his or her death, Optionee (or if the Optionee shall die after such termination, but prior to such exercise date, Optionee’s personal representative or the person entitled to succeed to the Option) shall have the right at any time within three (3) months following such termination of office or the remaining term of this Option, whichever is the lesser, to exercise in whole or in part this Option to the extent, but only to the extent, that this Option was exercisable as of the date of termination of office and had not previously been exercised; provided, however: (i) if Optionee is permanently disabled (within the meaning of Section 22(e)(3) of the Code) at the time of termination, the foregoing three (3) month period shall be extended to one (1) year; or (ii) if Optionee is terminated “for cause” (as defined below) this Option shall automatically terminate as to all Shares covered by this Option not exercised prior to termination. Unless earlier terminated, all rights under this Option shall terminate in any event on the Expiration Date.

(b) If the term “Cause” is defined in any employment agreement between the Optionee and the Company, then such definition shall be used. “Cause” in this Agreement means commission by Optionee against the Company of (i) an intentional act of fraud, embezzlement, theft or any other material violation of law that occurs during and in the course of Optionee’s employment or office with Company; (ii) intentional damage to the Company’s assets; (iii) intentional disclosure of Company’s confidential information contrary to the Company’s policies; (iv) a material breach of Optionee’s obligations to the Company; (v) intentional engagement in any competitive activity which would constitute a material breach of Optionee’s duty of loyalty or of Optionee’s obligations to the Company; (vi) a knowing and intentional breach of any material provisions of Company’s written policies communicated to Optionee; (vii) the willful and continued failure following written notice to substantially perform Optionee’s duties for Company (other than as a result of incapacity due to physical or mental illness); or (viii) willful conduct by Optionee that is demonstrably and materially injurious to the Company, monetarily or otherwise. A “For Cause” determination shall be made only upon the unanimous vote of the Company’s Board (excluding Optionee, should he or she be a Board member).

8. Death of Optionee. If the Optionee shall die while holding office of the Company, Optionee’s personal representative or the person entitled to Optionee’s rights hereunder may at any time within one (1) year after the date of Optionee’s death, or during the remaining term of this Option, whichever is the lesser, exercise this Option and purchase Shares to the extent, but only to the extent, that Optionee could have exercised this Option as of the date of Optionee’s death; provided, in any case, that this Option may be so exercised only to the extent that this Option has not previously been exercised by Optionee.

9. No Rights as Shareholder. Optionee shall have no rights as a shareholder with respect to the Shares covered by any installment of this Option until the effective date of issuance of the Shares following exercise of this Option, and no adjustment will be made for dividends or other rights for which the record date is prior to the date such Shares are issued except as provided in Section 10 hereof.

10. Recapitalization. Subject to any required action by the shareholders of the Company, the number of Shares covered by this Option, and the Exercise Price thereof, shall be proportionately adjusted for any increase or decrease in the number of issued shares resulting from a subdivision or consolidation of shares or the payment of a stock dividend, or any other increase or decrease in the number of such shares effected without receipt of consideration by the Company; provided however that the conversion of any convertible securities of the Company shall not be deemed having been “effected without receipt of consideration by the Company”.

11. Reorganization. The grant of this Option shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes in its capital or business structure or to merge, consolidate, dissolve or liquidate or to sell or transfer all or any part of its business or assets. The provisions of the Plan shall govern the rights of the Optionee in the event of a Reorganization as defined in the Plan.

12. Taxation upon Exercise of Option. Optionee understands that, upon exercise of this Option, Optionee will recognize income, for Federal and state income tax purposes, in an amount equal to the amount by which the fair market value of the Shares, determined as of the date of exercise, exceeds the Exercise Price. The acceptance of the Shares by Optionee shall constitute an agreement by Optionee to report such income in accordance with then applicable law and to cooperate with Company in establishing the amount of such income and corresponding deduction to the Company for its income tax purposes. Withholding for federal or state income and employment tax purposes will be made, if and as required by law, from Optionee’s then current compensation, or, if such current compensation is insufficient to satisfy withholding tax liability, the Company may require Optionee to make a cash payment to cover such liability as a condition of the exercise of this Option.

13. Modification, Extension and Renewal of Options. The Board or Committee, as described in the Plan, may modify, extend or renew this Option or accept the surrender thereof (to the extent not theretofore exercised) and authorize the granting of a new option in substitution therefore (to the extent not theretofore exercised), subject at all times to the Plan, the Code and all relevant securities statutes and rules. Notwithstanding the foregoing provisions of this Section 13, no modification shall, without the consent of the Optionee, alter to the Optionee’s detriment or impair any rights of Optionee hereunder.

14. Stand-off Agreement. Optionee agrees that, in connection with any registration of the Company’s securities under the Securities Act, and upon the request of the Company or any underwriter managing an underwritten offering of the Company’s securities, Optionee shall not sell, short any sale of, loan, grant an option for, or otherwise dispose of any of the Shares (other than Shares included in the offering) without the prior written consent of the Company or such managing underwriter, as applicable, for a period of at least six months following the effective date of registration of such offering.

15. Notices. Any notice required to be given pursuant to this Option or the Plan shall be in writing and delivered to the Company Attn: General Counsel and shall be deemed to be delivered upon receipt, or by e-mail to legal@authid.ai, or in the case of notices by the Company, five (5) days after deposit in the U.S. mail, postage prepaid, or by e-mail addressed to Optionee at the address last provided by Optionee for his or her employee/officer records.

16. Agreement Subject to Plan; Applicable Law. This Option is made pursuant to the Plan and shall be interpreted to comply therewith. A copy of such Plan is available to Optionee, at no charge, at the principal office of the Company. Any provision of this Option inconsistent with the Plan shall be considered void and replaced with the applicable provision of the Plan, except to the extent expressly approved by the Board. This Option has been granted, executed and delivered in the State of Delaware, and the interpretation and enforcement shall be governed by the laws thereof and subject to the exclusive jurisdiction of the courts therein.

17. Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan or this Agreement (the “Relevant Information”). By entering into this Agreement, the Optionee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iii) authorizes the transfer of the Relevant Information to any jurisdiction which the Relevant Companies consider appropriate. The Optionee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be processed and used in accordance with applicable law and in accordance with the Company’s privacy policy from time to time in force.

[Signature page follows]

In Witness Whereof, the parties hereto have executed this Option Agreement as of the date first above written.

COMPANY:	authID Inc.,
a Delaware corporation

By:
	Name:	Rhoniel A. Daguro
	Title:	Chief Executive Officer

OPTIONEE:

By:
(signature)
	Name:	Edward Sellitto

Appendix A

NOTICE OF EXERCISE

authID Inc.

________________

________________

Re: Non-statutory Stock Option

Notice is hereby given pursuant to Section 6 of my Non-statutory Stock Option Agreement that I elect to purchase the number of shares set forth below at the exercise price set forth in my option agreement:

Non-statutory Stock Option Agreement dated: ____________

Number of shares being purchased: ____________

Exercise Price: $____________

EITHER

1) A check in the amount of the aggregate price of the shares being purchased is attached/wire transfer for such amount is being sent.

OR

2) I elect a cashless exercise pursuant to Section 6 of my Stock Option Agreement.

The Company shall determine the Market Price* as of the date of this Exercise Notice and the resulting number of shares of common stock to be issued on a cashless exercise basis and promptly notify the Option holder thereof.

* Market Price is defined as the average of the last reported sale prices on the principal trading market for the Common Stock during the five (5) trading days immediately preceding such exercise date.

Further, I understand that the exercise of the Options will give rise to taxable income at the time of exercise, and that taxes will be payable in addition to the Exercise Price under the Option, whether by deduction from my compensation, or by my additional payment to the Company.

I agree to provide to the Company such additional documents or information as may be required pursuant to the Company’s 2021 Equity Incentive Plan.

By: ____________________

Dated: __________________

EXHIBIT B

EMPLOYEE INVENTION ASSIGNMENT AND CONFIDENTIALITY AGREEMENT

THIS EMPLOYEE INVENTION ASSIGNMENT AND CONFIDENTIALITY AGREEMENT is entered into as of the date of signature below, between I the undersigned EDWARD SELLITTO with an address at ________________________ and authID INC., a Delaware corporation with an address at 1580 N. Logan St, Suite 660, Unit 51767, Denver, CO 80203, (the “Company”).

WHEREAS, I have agreed to be an employee of the Company or one of its affiliated entities (collectively referred to herein as the “Company”).

IN CONSIDERATION OF, and as a condition of my employment with the Company (the receipt and sufficiency of which I hereby acknowledge) I hereby represent to, and agree with the Company as follows:

1. Purpose of Agreement. I understand that it is critical for the Company to preserve and protect its rights in “Inventions” (as defined in Section 2 below), its “Confidential Information” (as defined in Section 7 below) and in all related intellectual property rights. Accordingly, I am entering into this Employee Invention Assignment and Confidentiality Agreement (this “Agreement”) as a condition of my employment with the Company.

2. Disclosure of Inventions. I will promptly disclose in confidence to the Company all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works and trade secrets (the “Inventions”) that I make or conceive or first reduce to practice or create, either alone or jointly with others, during the period of my employment, whether or not in the course of my employment, and whether or not such Inventions are patentable, copyrightable or protectable as trade secrets.

3. Work for Hire. I acknowledge and agree that any copyrightable works prepared by me within the scope of my employment, including for the avoidance of doubt any such works prepared prior to the date hereof are “works made for hire” under the Copyright Law of the United States and that the Company will be considered the author and owner of such copyrightable works.

4. Assignment of Inventions. I agree that all Inventions that (i) have been or are developed using equipment, supplies, facilities, Confidential Information, or trade secrets of the Company, (ii) result from work performed by me for the Company, or (iii) relate to the Company’s business or current or anticipated research and development (the “Assigned Inventions”), will be the sole and exclusive property of the Company and are hereby irrevocably assigned by me to the Company.

5. Assignment of Other Rights; Moral Rights. In addition to the foregoing assignment of Assigned Inventions to the Company, I hereby irrevocably transfer and assign to the Company: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights, including but not limited to rights in databases, in any Assigned Inventions, along with any registrations of or applications to register such rights; and (ii) any and all “Moral Rights” (as defined below) that I may have in or with respect to any Assigned Inventions. I also hereby forever waive and agree never to assert any and all Moral Rights I may have in or with respect to any Assigned Inventions, even after termination of my work on behalf of the Company. “Moral Rights” mean any rights to claim authorship of or credit on an Assigned Invention, to object to or prevent the modification or destruction of any Assigned Inventions, or to withdraw from circulation or control the publication or distribution of any Assigned Inventions, and any similar right, existing under judicial or statutory law of any country or subdivision thereof in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

6. Assistance. I agree to assist the Company in every proper way, at the Company’s cost, to obtain for the Company and enforce patents, copyrights, mask work rights, trade secret rights and other legal protections for the Company’s Assigned Inventions in any and all countries. I will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. My obligations under this paragraph will continue beyond the termination of my employment with the Company, provided that the Company will compensate me at a reasonable rate after such termination for time or expenses actually spent by me at the Company’s request on such assistance. I appoint the Secretary of the Company as my attorney-in-fact to execute documents on my behalf for this purpose.

7. Confidential Information. I understand that my employment by the Company creates a relationship of confidence and trust with respect to any information that may be disclosed to me by the Company and its officers, employees, shareholders or agents, whether orally, in writing, by computer or other medium, by demonstration, by supply of samples and parts or in any other manner, or which is otherwise accessible to me, that relates to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company including all information received by the Company from third parties, which is subject to an obligation of confidentiality (the “Confidential Information”). Such Confidential Information includes, but is not limited to, Assigned Inventions, computer programming and software, Company products and services, systems, functionality, designs, hardware, parts, concepts, specifications, features, techniques, plans, marketing, sales, performance, cost, pricing, supplier and customer information, data, tables, schedules, contracts and other information concerning the Company and its customers. I hereby acknowledge that all such Confidential Information belongs to the Company (or the respective customer, supplier or third party, which supplied it to the Company).

8. Confidentiality. At all times, both during my employment and after its termination (without limitation in point of time), I will keep and hold all such Confidential Information in strict confidence and trust. I will not use or disclose any Confidential Information without the prior written consent of the Company, except as may be necessary to perform my duties as an employee of the Company for the benefit of the Company. Upon termination of my employment with the Company, I will promptly deliver to the Company all documents and materials of any nature pertaining to my work with the Company. I will not take with me or retain any documents or materials or copies thereof containing any Confidential Information. I agree that I shall at all times comply with the Company’s Information Security Policy and Procedures from time to time in force. I acknowledge that breach of this policy or any other provision of this Agreement may be grounds for immediate dismissal.

9. No Breach of Agreement or Infringement. I represent that my acceptance of the Company’s offer of employment, performance of all the terms of this Agreement and my duties as an employee of the Company will not so far as I am aware breach any invention assignment, proprietary information, confidentiality or similar agreement with any other party, nor infringe the rights of any third party. I represent that I will not bring with me to the Company or use in the performance of my duties for the Company any documents or materials or intangibles of a former employer or third party that are not generally available to the public or have not been legally transferred to the Company. I acknowledge that the Company is relying upon my warranty, representation and acknowledgement in this paragraph in offering me employment.

10. Notification. I hereby authorize the Company to notify my actual or future employers of the terms of this Agreement and my responsibilities hereunder.

11. Injunctive Relief. I understand that in the event of a breach or threatened breach of this Agreement by me the Company may suffer irreparable harm and will therefore be entitled to injunctive relief to enforce this Agreement.

12. Governing Law; Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the State of New York, without giving effect to that body of laws pertaining to conflict of laws. I hereby submit to the jurisdiction of and consent to suit in the courts, Federal and State located in the State of New York with respect to any matter or dispute arising out of this Agreement.

13. Severability. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.

14. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

15. Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

16. Amendment and Waivers. This Agreement may be amended only by a written agreement executed by each of the parties hereto. No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the party against which enforcement is sought. Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

17. Successors and Assigns; Assignment. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights and obligations under this Agreement to any entity which is my employer. No other party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the Company.

18. Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

SIGNED AS OF THIS July 31, 2023

EDWARD SELLITTO

/s/ Edward Sellitto